CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Technical Industries & Energy, Corp.
Lafayette, LA

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC on April 24,2008 (the “Registration Statement”), of our report dated April 14, 2008, relating to the consolidated financial statements of Technical Industries & Energy, Corp. appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ LaPorte, Sehrt, Romig & Hand
A Professional Accounting Corporation

Metairie, Louisiana
April 24, 2008